EXHIBIT 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

SANMINA-SCI ANNOUNCES FIRST QUARTER RESULTS

SAN JOSE, CA (January 27, 2005) — Sanmina-SCI Corporation (NASDAQ NM: SANM), a leading global electronics manufacturing services (EMS) company, today reported financial results for its first fiscal quarter ended January 1, 2005.

First Quarter Fiscal 2005 Highlights Include:

•      REVENUES OF $3.3 BILLION

•      GAAP NET INCOME OF $24.4 MILLION AND GAAP EPS OF $0.05

•      NON-GAAP NET INCOME OF $45.7 MILLION AND NON-GAAP EPS OF $0.09

•      RECORD INVENTORY TURNS OF 12.3x

•      CASH FLOW FROM OPERATIONS OF APPROXIMATELY $52 MILLION

•      COMPANY ANNOUNCES FURTHER CAPACITY REDUCTIONS IN HIGH COST REGIONS

For the first quarter ended January 1, 2005, Sanmina-SCI reported revenues of $3.25 billion, an increase of 9.5%, from $2.97 billion in the first quarter of fiscal 2004 which ended December 27, 2003.

For the first quarter of fiscal 2005, the company reported GAAP net income of $24.4 million, up 54.5% over the comparable period of the prior year.  GAAP diluted earnings per share for the first quarter of fiscal 2005, were $0.05, up from $0.03 in the first quarter of 2004. Operating income on a GAAP basis for the first quarter was $59.6 million, an increase of 29.0% over the comparable period of the prior year and an increase of 34.0% over the fourth quarter of fiscal 2004.

Non-GAAP net income for the first quarter 2005 was $45.7 million, or $0.09 non-GAAP diluted earnings per share, compared to non-GAAP net income of $26.2 million, or non-GAAP diluted earnings per share of $0.05 for the same period last year and compared to non-GAAP net income of $39.5 million, or $0.08 non-GAAP diluted earnings per share in the fourth quarter ended October 2, 2004.  Non-GAAP operating income for the quarter was $82.2 million, an increase of 43.5% as compared to the first quarter of fiscal 2004 and an increase of 5.3% over the fourth quarter of fiscal 2004.  As described below, Non-GAAP financial results do not include integration and restructuring costs, impairment charges, other infrequent or unusual items and non-cash interest and amortization expense.

FINANCIAL RESULTS

(In thousands, except per share data)	Q1:2005	Q4:2004	Q1:2004
Revenue	$3,252,706	$3,302,157	$2,970,281
GAAP:
Net Income	$24,366	$5,338	$15,769
Earnings per share	$0.05	$0.01	$0.03
Non-GAAP:(1)
Operating Income	$82,168	$78,045	$57,246
Operating Margin	2.5%	2.4%	1.9%
Net Income	$45,692	$39,518	$26,150
Earnings per share	$0.09	$0.08	$0.05

(1)   Please refer to “Non-GAAP Financial Information” below for a discussion of how the above non-GAAP financial measures are calculated and why we believe this information is useful to investors.  A reconciliation from non-GAAP to GAAP results is contained in the attached financial summary and is available on the Investor Relations section of our website at www.sanmina-sci.com.

-more-

At January 1, 2005, the Company reported $1.1 billion in cash and short-term investments. At quarter-end, the Company reported a current ratio of 1.5, working capital of $1.5 billion, and stockholders’ equity of $3.4 billion.

Jure Sola, Chairman and Chief Executive Officer of Sanmina-SCI, said, “Revenues for the quarter were at the low end of our expectations as our customer end-markets experienced competitive pricing pressures and a sluggish business climate.  Despite these market challenges, both our gross and operating margins continued to expand and we experienced record inventory turns of 12.3x. The increase reflects the success of our strategic initiatives. The goal of these ongoing initiatives, which includes the expansion of manufacturing capabilities in lower cost regions, the implementation of advanced technology, and the streamlining of our organization, is to match our resources to customer demands for manufacturing flexibility and improved time-to-market.”

Company Announces Further Restructuring

Sanmina-SCI plans to take an additional $75 million restructuring charge in conjunction with the company’s previously announced restructuring efforts of $100 million back in July.  This additional charge is to further reduce manufacturing capacity in high cost regions and leverage expanded capacity and technical capabilities in more cost-efficient regions.

Company Outlook

The following statements are based on current expectations.  These statements are forward-looking and actual results may differ materially.  Please refer to the Risk Factors reported in the company’s annual and quarterly reports on file with the Securities Exchange Commission (SEC) for a description of some of the factors that could influence the company’s ability to achieve the projected results.

The company provides the following guidance with respect to its second fiscal quarter ending April 2, 2005:

•      Revenue is expected to be in the range of $2.85 billion to $3.15 billion;

•      Non-GAAP diluted earnings per share to be between $0.04 and $0.07 excluding integration and restructuring costs, impairment charges, other infrequent or unusual items and non-cash interest and amortization expense.

Non-GAAP Financial Information

In the summary table set forth above, we present the following Non-GAAP financial measures:  operating income, operating margin, net income and earnings per share.  In computing each of these non-GAAP financial measures, we exclude charges or gains relating to: restructuring costs (including employee severance and benefits costs and charges related to excess facilities and assets), integration costs (consisting of costs associated with the integration of acquired businesses into our operations), impairment charges for goodwill and intangible assets, extraordinary gains or losses, non-cash interest and amortization expense and other infrequent or unusual items, to the extent material, which we consider to be of a non-operational nature in the applicable period.

We have furnished these Non-GAAP financial measures because we believe they provide useful supplemental information to investors in that they eliminate certain financial items that are of a non-recurring, unusual or infrequent nature or are not related to the Company’s regular, ongoing business.  Our management also uses this information internally for forecasting, budgeting and other analytical purposes.  Therefore, the non-GAAP financial measures enable investors to analyze the core financial and operating performance of our company and to facilitate period-to-period comparisons and analysis of operating trends.  A reconciliation from non-GAAP to GAAP results is contained in the attached financial summary and is available on the Investor Relations section of our website at www.sanmina-sci.com.

Sanmina-SCI provides earnings guidance only on a non-GAAP basis due to the inherent uncertainties associated with forecasting the timing and amount of restructuring, impairment and other unusual and infrequent items.

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The non-GAAP financial information presented in this release may vary from non-GAAP financial measures used by other companies.  In addition, non-GAAP financial information should not be viewed as a substitute for financial data prepared in accordance with GAAP.

Company Conference Call Information

Sanmina-SCI will be holding a conference call regarding this announcement on Thursday, January 27, 2005 at 5:30 p.m. ET (2:30 p.m. PT). The access numbers are: domestic 877-273-6760 and international: 706-634-6605.  The conference will be broadcast live over the Internet.  Log on to the live webcast at www.sanmina-sci.com. Additional information in the form of a slide presentation is available by logging onto Sanmina-SCI’s website at www.sanmina-sci.com. A replay of today’s conference call will be available for 48-hours.  The access numbers are: domestic 800-642-1687 and international: 706-645-9291, access code: 3262765.

About Sanmina-SCI

Sanmina-SCI Corporation (NASDAQ: SANM) is a leading electronics contract manufacturer serving the fastest-growing segments of the global electronics manufacturing services (EMS) market. Recognized as a technology leader, Sanmina-SCI provides end-to-end manufacturing solutions, delivering superior quality and support to large OEMs primarily in the communications, defense and aerospace, industrial and medical instrumentation, computer technology and multimedia sectors. Sanmina-SCI has facilities strategically located in key regions throughout the world. Information about Sanmina-SCI is available at www.sanmina-sci.com.

Sanmina-SCI Safe Harbor Statement

The foregoing, including the discussion regarding the company’s future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the company, changes in customer requirements and in the volume of sales to principal customers, the ability of Sanmina-SCI to effectively assimilate acquired businesses and achieve the anticipated benefits of its acquisitions, and competition and technological change. The company’s actual results of operations may differ significantly from those contemplated by such forward-looking statements as a result of these and other factors, including factors set forth in the company’s fiscal year 2004 Annual Report on Form 10-K and the other reports, including quarterly reports on Form 10-Q and current reports on Form  8-K, that the company files with the Securities Exchange Commission.

CONTACT:

Paige Bombino

Investor Relations

+ 408.964.3610

-FINANCIAL TABLES FOLLOW-

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Press Release Financials	SANMINA-SCI
2700 North First Street
San Jose, CA 95134
Tel: 408-964-3610

Sanmina - SCI Corporation

Reconciliation of GAAP to Non-GAAP Measures

(In thousands, except per share data)

(Unaudited)

	Three months ended
	January 1, 2005	December 27, 2003

GAAP Financial Summary:

Net sales	$3,252,706	$2,970,281
Operating income	59,599	46,189
Net income	24,366	15,769
Diluted earnings per share	$0.05	$0.03

Non-GAAP Financial Summary:

Operating income	$82,168	$57,246
Net income	45,692	26,150
Diluted earnings per share	$0.09	$0.05

Reconciliation of GAAP measures to Non-GAAP measures:

GAAP operating income	$59,599	$46,189
Adjustments:
Amortization of intangibles	2,030	2,120
Integration costs	114	1,731
Restructuring costs	20,425	7,206
Non-GAAP operating income	$82,168	$57,246

GAAP operating margin	1.8%	1.6%
Adjustments:
Amortization of intangibles	0.1%	0.1%
Integration costs	0.0%	0.0%
Restructuring costs	0.6%	0.2%
Non-GAAP operating margin	2.5%	1.9%

GAAP net income	$24,366	$15,769
Adjustments:
Amortization of intangibles	2,030	2,120
Integration costs	114	1,731
Restructuring costs	20,425	7,206
Non-cash interest expense	6,645	5,989
Tax effect of above items	(7,888)	(6,665)
Non-GAAP net income	$45,692	$26,150

GAAP diluted earnings per share	$0.05	$0.03
Adjustments:
Amortization of intangibles	0.01	0.01
Integration costs	—	—
Restructuring costs	0.04	0.01
Non-cash interest expense	0.01	0.01
Tax effect of above items	(0.02)	(0.01)
Non-GAAP diluted earnings per share	$0.09	$0.05

Shares used in computing GAAP and Non-GAAP earnings per share amounts:
Basic	519,205	513,379
Diluted	525,008	526,357

Sanmina - SCI Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(GAAP)

(Unaudited)

	Three months ended
	January 1, 2005	December 27, 2003

Net sales	$3,252,706	$2,970,281
Cost of sales	3,075,739	2,829,090

Gross profit	176,967	141,191

Operating expenses:
Selling, general and administrative	87,309	77,046
Research and development	7,490	6,899
Amortization of intangibles	2,030	2,120
Integration costs	114	1,731
Restructuring costs	20,425	7,206

Total operating expenses	117,368	95,002

Operating income	59,599	46,189

Other income (expense), net	(26,279)	(27,415)

Income before provision for income taxes	33,320	18,774

Provision for income taxes	8,954	3,005

Net income	$24,366	$15,769

Earnings per share:
Basic	$0.05	$0.03
Diluted	$0.05	$0.03

Shares used in computing per share amounts:
Basic	519,205	513,379
Diluted	525,008	526,357

Sanmina - SCI Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(GAAP)

	January 1,	October 2,
	2005	2004
	(Unaudited)	(Derived from audited financials)
ASSETS

Current assets:
Cash and short-term investments	$1,082,422	$1,128,667
Accounts receivable, net	1,802,862	1,668,973
Inventories, net	1,003,112	1,064,518
Deferred income taxes	306,674	303,965
Prepaid and other current assets	108,860	96,523

Total current assets	4,303,930	4,262,646

Property, plant and equipment, net	801,498	782,642
Goodwill	2,292,122	2,254,979
Other assets	228,298	246,369

Total assets	$7,625,848	$7,546,636

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$615,794	$609,746
Accounts payable	1,624,599	1,630,833
Accrued liabilities	408,404	381,123
Accrued payroll and related benefits	164,767	164,357

Total current liabilities	2,813,564	2,786,059

Long-term liabilities:
Convertible subordinated debentures	521,257	520,818
Long-term debt	768,803	790,559
Other	120,410	94,489

Total stockholders’ equity	3,401,814	3,354,711
Total liabilities and stockholders’ equity	$7,625,848	$7,546,636

Forward Looking Guidance

Three Months Ended April 2, 2005

(in billions, except per share amounts)

Net sales	$2.85 - $3.15

Non-GAAP earnings per share (1)	$0.04 - $0.07

(1)                                   Forward looking guidance for the quarter ended April 2, 2005 is provided only on a Non-GAAP basis.  The comparable GAAP earnings or loss per share amount is not accessible due to inherent difficulties in predicting certain expenses and gains affecting GAAP earnings or loss, such as the amount and timing of Sanmina-SCI’s restructuring costs, as well as debt security repurchases, if any, that could result in gains or losses reported in GAAP earnings.